Exhibit 99.1

Sphere 3D Reports Second Quarter 2025 Financial Results

STAMFORD, Connecticut, August 5, 2025 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D" or the "Company"), a Bitcoin mining company, today reported financial results for the second quarter of fiscal year 2025 ended June 30, 2025.

COMMENTS FROM SPHERE 3D LEADERSHIP

"While market conditions have remained relatively steady this quarter, our strategy remains unchanged- strengthen our foundation, manage costs, and build a business that performs across cycles. As Bitcoin adoption continues to expand over the long term, we are committed to scaling with discipline and positioning the Company to capture that growth." says Interim CEO Kurt Kalbfleisch.

2025 SECOND QUARTER HIGHLIGHTS

• Achieved net income of $1.7 million.

• Continued quarterly reduction in operating expenses, incurring the lowest quarterly operating expenses since the beginning of 2022.

BITCOIN ASSET AND VALUE

As of June 30, 2025, the Company had a self-mined Bitcoin balance of 20.5 with a fair value of approximately $2.2 million.

SECOND QUARTER FY 2025 FINANCIAL RESULTS

• Revenue was $3.0 million for the second quarter of 2025, compared to $4.7 million for the second quarter of 2024. The decrease in revenue and Bitcoin production was primarily driven by weaker post-halving economics and downtime during our transition away from high-cost hosting contracts. In addition, the Company is in the process of de-commissioning its older mining equipment and replacing them with newer generation machines.

• Bitcoin production during the second quarter of 2025 was 30.9 Bitcoin, compared to 70.7 Bitcoin for the second quarter of 2024.

• Operating costs and expenses for the quarter were reduced by 46% to $5.6 million, compared to $10.4 million for the second quarter of 2024.

• Depreciation and amortization was $1.7 million for the second quarter of 2025, compared to $1.8 million for the second quarter of 2024.

• Loss from operations was reduced by 54% to $2.6 million in the second quarter of 2025, compared to $5.7 million for the second quarter of 2024.

• Investment gain was $4.3 million for the second quarter of 2025, compared to $7.8 million for the second quarter of 2024.

• Net income was $1.7 million, or a net income of $0.06 per share for the second quarter of 2025, compared to net income of $2.1 million, or net income of $0.11 per share, for the second quarter of 2024.

ABOUT SPHERE 3D

Sphere 3D Corp. (NASDAQ: ANY) is a Bitcoin miner, growing its digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected.  The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Investor.relations@sphere3d.com

 SPHERE 3D CORP.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands of U.S. dollars, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues:	(Unaudited)		(Unaudited)
Bitcoin mining revenue	$3,018	$4,666	$5,835	$11,612

Operating costs and expenses:
Cost of Bitcoin mining revenue (exclusive of depreciation and amortization shown below)	2,301	3,959	4,495	8,266
General and administrative	2,126	2,986	5,295	6,438
Depreciation and amortization	1,667	1,816	3,273	3,637
Impairment of property and equipment	-	860	-	860
Loss on disposal of property and equipment	51	691	859	691
Change in fair value of Bitcoin	(500)	65	(272)	(703)
Total operating costs and expenses	5,645	10,377	13,650	19,189
Loss from operations	(2,627)	(5,711)	(7,815)	(7,577)
Other income (expense):
Investment gain	4,309	7,791	659	5,051
Other (expense) income, net	(13)	46	40	175
Income (loss) before income taxes	1,669	2,126	(7,116)	(2,351)
Provision for income taxes	2	2	2	2
Net income (loss)	$1,667	$2,124	$(7,118)	$(2,353)

Net income (loss) per share:
Basic	$0.06	$0.11	$(0.26)	$(0.13)
Diluted	$0.06	$0.10	$(0.26)	$(0.13)
Shares used in computing net income (loss) per share:
Basic	27,700,956	18,711,718	27,454,024	17,644,315
Diluted	27,723,956	20,884,287	27,454,024	17,644,315

 SPHERE 3D CORP.
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands of U.S. dollars)

	June 30,	December 31,
	2025	2024
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$4,703	$5,425
Bitcoin	2,200	1,394
Investment in equity securities	3,414	7,530
Other current assets	1,000	3,438
Total current assets	11,317	17,787
Property and equipment, net	19,644	21,967
Intangible assets, net	2,353	3,095
Other non-current assets	1,104	379
Total assets	$34,418	$43,228

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$1,692	$3,895
Temporary equity	18	18
Shareholders' equity	32,708	39,315
Total liabilities, temporary equity, and shareholders' equity	$34,418	$43,228